Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KWCO, PC hereby consent to the inclusion of our report dated April 15, 2013, except as to Note 4, which date is August 19, 2013 on the financial statements of USA Synthetic Fuel Corporation for the years ended December 31, 2012 and 2011, in its Restated and Amended Annual Report on Form-10K/A for the years ended December 31, 2012 and 2011.

/s/KWCO,PC
KWCO, PC
(Formerly Killman, Murrell & Company, P.C.)
Odessa, Texas
August 19, 2013